EXHIBIT 2

THE FOLLOWING RESOLUTIONS WERE ADOPTED BY THE
BOARD OF TRUSTEES ON AUGUST 20, 2013

RESOLVED:
that the Board of Trustees of the Fund (the “Board”), including a majority of the independent trustees voting separately, hereby determines that the fidelity bond for the Fund in the form attached hereto as Exhibit A (“Fidelity Bond”) covering, among others, officers and employees of the Fund, in accordance with the requirements of Rule 17g-1 under the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”), in the amount of $500,000  for the period from July 19, 2013 to July 19, 2014 (the “Period”) is reasonable in form and amount, after having given due consideration to the value of the aggregate assets of the Fund to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities held by the Fund; and further

RESOLVED:	that the Board hereby approves and ratifies the Fidelity Bond through the Period, and authorizes payment by the Fund of the total annual premium on the Fidelity Bond; and further

RESOLVED:
that the proper officers of the Fund be, and hereby are, authorized and directed to take such actions as may be necessary to cause the Fund to pay the annual premium for the Fidelity Bond, subject to review and ratification of such actions by the Board at its next regular quarterly meeting; and further

RESOLVED:
that in the event that the amount of coverage under the Fidelity Bond needs to be increased to satisfy the minimum bonding requirements of Rule 17g-1 under the 1940 Act, any proper officer of the Fund, be, and hereby is, authorized to increase the amount of the Fidelity Bond coverage to comply with such requirements; and further

RESOLVED:
that the proper officers of the Fund, or their agents, are hereby designated and authorized to make all filings with the Securities and Exchange Commission and to give all notices on behalf of the Fund required by Rule 17g-1 promulgated under the 1940 Act.